Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BUCKEYE CHECK CASHING OF FLORIDA, INC.

and

BUCKEYE CHECK CASHING OF FLORIDA III, LLC

AND

CHECK CASHING U.S.A. HOLDINGS, INC.

CHECK CASHING U.S.A. INC., ARMANDO’S INC. AND FOREMOST INC.

Dated as of January 31, 2016

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A – [Reserved]

Exhibit B-1 – Security Agreement

Exhibit B-2 – Pledge Agreement

Exhibit C – New Springing Bill of Sale

Exhibit D - Proceedings

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is dated as of January     , 2016 (the “Effective Date”), by and among Buckeye Check Cashing of Florida, Inc. an Ohio corporation (the “Seller”), the sole member of Buckeye Check Cashing of Florida II, LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), and Buckeye Check Cashing of Florida III, LLC, a Florida limited liability company (together with its successors and assigns, the “Buyer”) and each of the Assignees as defined below. The Seller, Buyer and the Assignees are sometimes referred to in this Agreement collectively as the “Parties” and each, individually, as a “Party”. Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.

BACKGROUND

A.            As of the Effective Date, the Seller is the record owner of 100% of the issued and outstanding membership interests of the Company (the “Interests”).

B.            The Assignees (as defined below) have a security interest in all or substantially all of the assets of the Company (the “CCUSA Security Interest”) securing certain indebtedness of the Company to certain affiliates of the Buyer. Such Indebtedness is non-recourse to Seller and Seller’s affiliates.

C.            The Assignees have certain rights and obligations under that certain Bill of Sale, Assignment and Assumption Agreement dated as of August 1, 2012, by and among (i) each of Check Cashing U.S.A., Inc., a Florida corporation (“Check Cashing U.S.A.”), Armando’s Inc., a Florida corporation, and Foremost, Inc., a Florida corporation (collectively, and together with Check Cashing U.S.A. Holdings, Inc., the “Assignees”) and (ii) the Company (the “Old Springing Bill of Sale”), pursuant to which the Assignees would take the assets and assume the liabilities of the Company.

D.            The Seller has indicated that it will wind down the Company’s business because it is not in the interest of the Seller or Seller’s equityholders to continue the Company’s business.

E.             The Buyer wishes to own and operate the Company’s business in lieu of the wind-down described in Background Paragraph D followed by an exercise of remedies under the Old Springing Bill of Sale and the CCUSA Security Interest.

F.              In lieu of an asset transaction (and associated assumption of liabilities) as described in the Old Springing Bill of Sale, the Buyer has agreed to acquire the Company’s business by purchasing the Interests and Seller agrees to convey the Interests to Buyer so that the Company may continue operations under Buyer’s ownership.

G.            The Seller is willing to convey the Interests to Buyer and enter into other agreements and transactions in connection with this Agreement, but only on the terms and conditions set forth herein, including, without limitation, the releases and terminations described herein, which are being relied on by and are an inducement to Seller to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Action” means any suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. It is understood and agreed that for purposes of this definition, the Independent Manager shall be deemed to be an Affiliate of Buyer.

“Agreement” has the meaning set forth in the Preamble.

“Assignees” has the meaning set forth in the Preamble.

“APA” means that certain Asset Purchase Agreement dated as of April 22, 2012 among Buckeye Check Cashing of Florida, Inc. and certain Affiliates of Buyer, as amended.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Business Interests” has the meaning set forth in Section 6.4.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.3.

“Certificate” means share certificate no. 25 representing one million shares of common stock issued by Community Choice Financial Inc. (“CCFI”).

“CCUSA Security Interest” has the meaning set forth in Paragraph B of the recitals.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the Preamble.

“Company Limited Liability Company Agreement” means that certain Limited Liability Company Agreement of Buckeye Check Cashing of Florida II, LLC dated as of August 1, 2012 by and between Seller (as sole member thereunder) and the Independent Manager (as defined therein).

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Disputed Amounts” has the meaning set forth in Section 10.20(a).

“Effective Date” has the meaning set forth in the Preamble.

“Follow-on Sale” has the meaning set forth in Section 6.4(e).

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency of any such government or political subdivision, or any federal, state, local or foreign court.

“Independent Accountants” has the meaning set forth in Section 10.20(c).

“Initial Offer Period” has the meaning set forth in Section 6.4.

“Interests” has the meaning set forth in Background Paragraph A.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Liens” means any mortgage, lien, security interest, option, pledge or other similar encumbrance.

“Losses” has the meaning set forth in Section 9.2.

“New Springing Bill of Sale” has the meaning set forth in Section 3.2(e)(4).

“Old Springing Bill of Sale” has the meaning set forth in Recital C.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Party’’ and “Parties” have the meanings set forth in the Preamble, and includes the Transferee, as applicable.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Period” has the meaning set forth in Section 2.3(e).

“Pledge Agreement” has the meaning set forth in Section 3.2(e)(2).

“Post Closing Adjustment” has the meaning set forth in Section 10.17.

“Pre-Closing Indebtedness” has the meaning set forth in Section 4.4(b).

“Privileged Communications” has the meaning set forth in Section 10.8.

“Purchase Price” has the meaning set forth in Section 2.2 or as adjusted by the Post-Closing Adjustment.

“Put” has the meaning set forth in Section 2.3(c).

“Released Claim” has the meaning set forth in Section 2.3(c).

“Resolution Period” has the meaning set forth in Section 10.20(b).

“Review Period” has the meaning set forth in Section 10.20(a).

“Revolving Credit Agreement” means that certain Secured Revolving Note dated the date hereof issued by Company and accepted by Seller, as lender thereunder pursuant to which the Lender will make available, on a discretionary basis (so long as no default shall exist thereunder), a revolving credit facility of up to $6,000,000. It is understood and agreed that the obligations represented by the Revolving Credit Agreement on the Closing Date, which Buyer acknowledges and agrees is an assumed liability are obligations that Assignees are obligated to assume pursuant to the New Springing Bill of Sale, with such obligations being expenses of Company which were paid by Seller (or any of its Affiliates) on Company’s behalf or were advances made by Seller (or any of its Affiliates) to Company for the payment of Company expenses, in each case, pursuant to the Company’s ordinary course of business

“ROFR Offer” has the meaning set forth in Section 6.4.

“ROFR Notice” has the meaning set forth in Section 6.4.

“ROFR Price” has the meaning set forth in Section 6.4.

“ROFR Sale” has the meaning set forth in Section 6.4.

“Seller Indemnitees” has the meaning set forth in Section 9.2.

“Seller” has the meaning set forth in the Preamble.

“Selling Party” has the meaning set forth in Section 6.4.

“Tax” means any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax, including the IRS.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Purchaser” has the meaning set forth in Section 6.4.

“Third Party Interests” has the meaning set forth in Section 6.4.

“Transferee” has the meaning set forth in Section 6.4(e).

“Undisputed Amounts” has the meaning set forth in Section 10.20(a).

ARTICLE II

SALE AND PURCHASE; OTHER MATTERS

2.1                               Sale and Purchase of Interests. At the Closing, the Seller shall sell, assign and transfer to the Buyer all of the Interests, free and clear of all Liens (other than those described in Section 4.3), and the Buyer shall pay and deliver, or cause to be paid and delivered, the Purchase Consideration to, or for the benefit of, the Seller and take the other actions described in this Article II. It is hereby understood and agreed that, except as specifically provided herein, the sale, assignment and transfer of the Interests shall be on an “as is, where is” basis with no warranties of any kind, except as provided specifically herein.

2.2                               Purchase Consideration. In full consideration for the transfer of the Interests, at the Closing, the Buyer shall (a) pay or cause to be paid to, or for the benefit of, the Seller an aggregate amount equal to $10 (the “Purchase Price”) and (b) consummate the other transactions and execute the other agreements contemplated hereby. The Purchase Price shall be adjusted by the Post Closing Adjustment obtained and paid in accordance with Section 10.17.

2.3                               Pre-Closing Indebtedness Disposition and Releases.

(a)                                 Upon Closing, $2,632,000 (as adjusted as described below) of the Pre-Closing Indebtedness shall be evidenced by a borrowing of $2,632,000 (as adjusted as described below) under the Revolving Credit Agreement on the Closing Date.

(b)                                 The amount referred to in Section 2.3(a) shall be adjusted on a dollar-for-dollar basis as follows: (1) such amount to be increased if cash (other than cash to be used to pay already collected trust taxes) and current gross receivables on the Closing Date are more than $6,300,000 to the extent such cash (other than cash to be used to pay already collected trust taxes) and current gross receivables exceed $6,300,000 and (2) such amount to be decreased if cash (other than cash to be used to pay already collected trust taxes) and current gross receivables on the Closing Date are less than $6,300,000 to the extent such cash (other than cash to be used to pay already collected trust taxes) and current gross receivables are less than $6,300,000.

(c)                                  On the Closing Date, each of the Buyer and the Assignees hereby irrevocably release, on behalf of themselves and their Affiliates, Seller and its Affiliates (other than the Company) from any and all claims, obligations and liabilities of any nature whatsoever, whether known or unknown, liquidated or contingent, direct or indirect (each, a “Released Claim”), including, without limitation, any and all claims, obligations and liabilities resulting (directly or indirectly) from or in connection with: (a) Seller’s management or ownership of the Company, (b) the APA (including, without limitation, any obligation to purchase the common stock represented by the Certificate (or any replacements or proceeds thereof, such obligation, the (“Put”)), and (c) any other agreement to which Seller and/or any of its Affiliates (other than the Company) is a party with Buyer and/or any of its Affiliates, including without limitation, the Company Limited Liability Company Agreement and each of the Newco Notes (as such term is defined in the APA). Each of the Assignees hereby irrevocably waive any Event of Default as defined therein that may currently exist under any of the Newco Notes until immediately after the Closing or Termination of this Agreement. The release and waiver provided in this Section 2.3(c) shall bind any and all parties asserting rights through Buyer or any of its Affiliates. The provisions of this Section 2.3(c) shall survive any termination of this Agreement.

(d)                                 Reacquisition of Company. If the Seller or any of its Affiliates shall acquire the Business Interests of Company (whether such reacquisition is pursuant to Section 6.4 or otherwise), then the Buyer shall be deemed to have been assigned and shall assume all of the obligations under the Newco Notes and the New Springing Bill of Sale immediately prior to such acquisition, and the Buyer will execute and deliver any documentation reasonably requested by Seller to evidence such assignment.

(e)                                  Notwithstanding the irrevocable release of all claims, liabilities and obligations constituting a “Released Claim”, as a new obligation hereunder (it being understood and agreed that this Section 2.3(e) shall not affect or be construed to affect the release of any claim, liability or obligation constituting a “Released Claim” and shall not create obligations or enlarge the obligations of any Person under any theory of liability or cause of action other than as specifically provided in this Section 2.3(e)), subject to Sections 9.4, Section 9.6 (other than subsections (a) and (b)) and Section 9.7, upon and from and after the Closing, the Seller shall reimburse the Company (or, if applicable, Taso if Taso is a Transferee), without duplication of any amounts payable hereunder, for the following losses directly and proximately caused by acts or omissions of the Company occurring prior to the Closing and after July 31, 2012 (such period, the “Period”): (1) refunds made to the Company’s customers for transactions entered into during the Period required to cure a violation of law or regulation where the aggregate refund to a group of customers as a result of such cure exceeds $5,000.00; (2) any amounts required to be paid to any Governmental Authority in the nature of fines (or payments in lieu thereof) resulting from a violation of law or regulation with respect to customer transactions entered into prior during the Period; and (3) any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements resulting from any material breach of any law or regulation with respect to (i) any customer transaction entered into by the Company during the Period, (ii) any material breach of any lease of the Company occurring during the Period, (iii) any violation of any federal, state or local law relating to taxation during the Period or (iv) any claim by any current or former employee relating to an act or omission occurring during the Period. Upon request, the Buyer shall provide, in reasonable detail, documentation supporting any amounts claimed to be payable under this Section 2.3(e), and Seller shall have the right to coordinate the defense of any claim for which Buyer or its Affiliates seeks indemnity under the terms hereof. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their directors, officers, employees, agents and representatives (each a “Seller Special Indemnitee”), from and against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any Person in connection with the transactions contemplated by this Agreement; and (b) all losses or expenses in any way suffered, incurred, or paid by any Seller Special Indemnitee as a result of or in any way arising out of, following, or consequential to any transaction between Buyer and any Seller Special Indemnitee whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by the gross negligence or willful misconduct of any Seller Special Indemnitee.

(f)                                   On the Closing Date, the Put is hereby irrevocably terminated, released, and disclaimed, and the liability of the Company for the Put is hereby irrevocably extinguished. The provisions of this Section 2.3(f) shall survive any termination of this Agreement.

2.4                               Consent. Each of the Buyer and Assignees (and each of their Affiliates) hereby agree that any actions taken between the Effective Date and through the Closing Date by the Seller and Seller Affiliates and the Company to manage the business of the Company and/or effectuate the transactions contemplated hereby (including, without limitation, transactions intended to ensure that no more than $6,300,000 in cash and gross receivables remain in the Company upon Closing and any intercompany payments in respect of any intercompany obligations) shall not violate, conflict with, or cause an Event of Default under, the Newco Notes or any other agreement to which Seller and/or any of its Affiliates (other than the Company) is a party with Buyer and/or any of its Affiliates, including without limitation, the Company Limited Liability Company Agreement, and each of the Buyer and Assignees (on behalf of themselves and their Affiliates) hereby irrevocably consents to each such action.

2.5                               Assignment of Certificate. The Assignees, and each of them, including Check Cashing U.S.A. Holdings, Inc., for and in consideration of Seller entering into this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, hereby irrevocably sell, assign, transfer and set over to Seller any and all right, title and interest in and to the Certificate and shall execute and deliver any documentation reasonably requested to evidence such assignment.

ARTICLE III

CLOSING AND DELIVERIES

3.1                               Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the such date and at such time and place as the Parties mutually agree in writing, but in any event not later than 30 calendar days following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the Parties mutually agree in writing (the “Closing Date”). The Closing is expected to take place on January 31, 2016. Except as specifically provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The effective time of the Closing will be 12:01 a.m. Eastern Time on the Closing Date.

3.2                               Deliveries by the Seller. At the Closing, the Company shall deliver, or cause to be delivered, to the Buyer the following items:

(a)                                 List of stores operated by the Company set forth on Schedule I hereto.

(b)                                 A certificate of an officer of the Seller, given by him or her on behalf of the Seller and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(c)                                  The certificate of formation of the Company, certified as of a recent date by the Secretary of State of Delaware, and a copy of the operating agreement of the Company;

(d)                                 A certificate of the Secretary of State of Delaware as to the good standing of the Company as of a recent date in Delaware;

(e)                                  The following documents duly executed by the parties thereto: (1) [Reserved]; (2) a Security Agreement substantially in the form attached as Exhibit B-1 duly executed by Seller and Company, which Security Agreement is effective prior to the Closing and a Pledge Agreement substantially in the form of Exhibit B-2 duly executed by Seller and which Pledge Agreement shall be effective immediately prior to Closing and joined by Buyer at the Closing, (3) a Secured Revolving Note issued by Seller to the Company, which is effective prior to the Closing; (4) and the New Springing Bill of Sale substantially in the form of Exhibit C hereto duly executed by Seller and the Company; and

(f)                                   Copies of all executory leases of the Company, together with any addendums or amendments thereto, provided however, that Seller makes no representation or warranty as to the accuracy thereto or effectiveness thereof.

(g)                                  RESERVED.

3.3                               Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following items:

(a)                                 Joinder Agreement in the form attached to the Pledge Agreement duly executed by Buyer;

(b)                                 A certificate showing the Buyer’s good standing under its jurisdiction of incorporation, and a copy of the Articles of Association of the Buyer, including all amendments thereto (or equivalent organizational documents);

(c)                                  A counterpart of the New Springing Bill of Sale duly acknowledged by Buyer;

(d)                                 any documentation reasonably requested by Seller to document the assignment described in Section 2.5;

(e)                                  A counterpart to the Subordination Agreement duly executed by each of the Assignees;

(f)                                   A copy of the any agreement between the Company and Taso selling or purporting to sell assets of the Company;

(g)                                  (1) An acknowledgment in writing of the Second Amended and Restated Trademark License Agreement dated as of January 22, 2016 by and between Seller and Company and (2) a consent, effective immediately prior to the Closing, by Assignees and Buyer to (i) the Security Agreement described in Section 3.2(e)(2), (ii) the Revolving Credit Agreement described in Section 3.2(e)(3) and the Pledge Agreement and (iii) the New Springing Bill of Sale; and

(h)                                 A certificate of an officer of the Buyer, given by him or her on behalf of the Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

4.1                               Organization and Standing; Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b), collectively, the “General Enforceability Exceptions”).

4.2                               Capitalization. There are no: (a) outstanding securities convertible or exchangeable into equity ownership of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any of its equity ownership; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity ownership. The Company has no subsidiaries.

4.3                               Title. The Seller: (a) is the record owner of the Interests; (b) has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the Interests to the Buyer; (c) has good and valid title to the Interests, free and clear of all Liens, other than Liens arising under the Company’s operating agreement (that are not by or through Seller or any of Seller’s Affiliates) and under the Pledge Agreement securing the obligations under the Revolving Credit Agreement; and (d) to the knowledge of the Seller, the assets owned by Company (other than assets under lease) are free and clear of any material liens other than those described herein and customary landlord liens, liens of remittees and depositary banks and customary non-consensual liens arising in the ordinary course of business. Company has the right to deal generally with its customer base.

4.4                               Financial Statements and Financial Matters.

(a)                                 [Reserved].

(b)                                 Seller represents that the total outstanding intercompany indebtedness of the Company to the Seller and its Affiliates reflected by the Secured Revolving Note immediately prior to the Closing shall be no greater than $2,632,000 (as adjusted pursuant to Section 2.3(b)) plus any amounts agreed to by Buyer in writing (such indebtedness for borrowed money, the “Pre-Closing Indebtedness”).

4.5                               No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Seller or the Company, and no Person with which the Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.6                               Payment of Pre-Closing Taxes. All material income, sales and use and other relevant taxes that were incurred by the Company during the Period to the extent due and payable have been paid.

4.7                               Customer Information; Ownership of Assets; Employees. To the best knowledge of Seller, after the Closing: (a) the Company shall have substantially complete information relating to its customers and customer accounts and (b) other than leased property, or equipment provided by lessors or vendors, substantially all of the equipment located in the Company’s stores is owned by the Company. No employee that worked for the Company prior to the Closing Date has any unused or accrued vacation for which such employee has not been fully reimbursed.

4.8                               Litigation or Government Claims. Except as described Exhibit D, there is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry (collectively, “Proceedings”), pending or, to the knowledge of Seller, threatened against the Company which, individually or in the aggregate, will have a materially adverse effect on the Company, its resuits of operations, assets, or condition, financial or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER OR CHECK CASHING U.S.A.

With respect to Sections 5.1 through 5.7, the Buyer represents and warrants to the Seller as follows and with respect to Section 5.8, each of the Buyer and Check Cashing U.S.A. represents and warrants:

5.1                               Investment Intent. The interests are being purchased for the Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

5.2                               Organization and Standing; Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified. The Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party). The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3                               No Conflict; Required Consents.

(a)                                 Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the organizational documents of the Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Buyer pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Buyer is a party, or (iii) violate any Order or Law applicable to the Buyer or any of its properties or assets.

(b)                                 The Buyer has obtained all necessary Consents for the consummation by the Buyer of the transactions contemplated by this Agreement.

5.4                               Independent Investigation; No Reliance. The purchase of the Interests by the Buyer and the consummation of the transactions contemplated hereby by the Buyer are not done in reliance upon any representation or warranty by, or information from, the Seller, the Company or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV (in each case, as modified by the documents and information provided to Buyer), and the Buyer acknowledges that the Company and the Seller expressly disclaim any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of the Buyer’s own judgment and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties by the Seller, specifically and expressly set forth in Article IV (in each case, as modified by the documents and information provided to Buyer). The Buyer acknowledges that neither the Company nor the Seller has made any representations or warranties to the Buyer regarding the probable success or profitability of the Company. The Buyer further acknowledges that none of the Seller, the Company or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV (in each case, as modified by the documents and information provided to Buyer), and none of the Seller, the Company or any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer or its representatives or the Buyer’s use of any such information provided or made available to the Buyer or its representatives or any other document or information in any form provided or made available to the Buyer or its representatives, including management presentations, in connection with the purchase and sale of the Interests and the transactions contemplated hereby. The Buyer is not aware of any facts, events or circumstances that would cause any of the representations or warranties of the Seller set forth in this Agreement to be untrue or incorrect in any respect.

5.5                               Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured.

5.6                               Legal Proceedings. As of the Effective Date, there are no Actions pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that, if adversely decided, would affect Buyer’s ability to consummate the transactions contemplated hereby.

5.7                               No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Buyer, and no Person with which the Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1                               Records. With respect to the financial books and records and minute books of the Company relating to matters on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller; and (b) where there is a legitimate purpose, including an audit, assessment or reassessment of any Seller by any Taxing Authority or an Action involving a Seller or a claim or dispute relating to this Agreement, the Buyer shall allow the Seller and its respective representatives access to such books and records.

6.2                               Florida Money Services License. Buyer shall have (i) notified the Florida Department of Financial Regulation (“OFR”) of a change in ownership in Company in the manner required by OFR within 5 days of Closing, and Buyer and Company shall diligently pursue the obtaining of approval for such change in ownership or (ii) obtained such license or licenses reasonably acceptable to Seller.

6.3                               Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including: (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority; (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement or the transactions contemplated thereby; it is hereby understood and agreed that the Buyer and the Assignees shall cause Company to cooperate with any requests by Seller (as a secured lender under the Revolving Credit Agreement) to protect its security interest in the collateral, including, without limitation, the procurement of deposit/securities account control agreements granting control over the Company’s deposit accounts or securities accounts.

6.4                               Rights of First Refusal.

(a)                                 If, within the two year anniversary of the Closing, the Buyer or any of its Affiliates (or a Transferee or its Affiliates) desires to sell, transfer, assign or other dispose of the Interests (or transfer a controlling interest in any owner of the Interests), the Company, its business or any of its assets (other than obsolete or unusable assets) or, in each case, any portion thereof (the “Business Interests”) to any Person (other than to an Affiliate), and the Buyer, the Transferee or any of their Affiliates (the “Selling Party”) receives from or otherwise negotiates and enters into with such Person (the “Third Party Purchaser”) a legally binding, written agreement for the Third Party Purchaser to purchase the Business Interests (or any portion thereof) (a “ROFR Sale”) and the Selling Party intends to pursue the ROFR Sale, then the Selling Party or the Buyer will give written notice of the same (a “ROFR Notice”) to the Seller. The ROFR Notice will set forth a general description of the terms, including the identity of the Third Party Purchaser, the Business Interests (or portion thereof) that are to be sold, assigned or otherwise transferred by the Selling Party (the “Transferred Interests”), the consideration that the Selling Party would receive for the Transferred Interests (the “ROFR Price”), and all other material transaction terms and conditions, and will be accompanied by a copy of the written agreement and any related agreements.

(b)                                 The giving of a ROFR Notice will constitute an irrevocable offer (the “ROFR Offer”) by the Selling Party to sell the Transferred Interest to the Seller and/or CCFI for cash at the ROFR Price on the terms set forth in the ROFR Notice (which terms shall include the assignment or termination described in Section 2.3(d)). The Seller and/or CCFI will have a 15 Business Day period (the “Initial Offer Period”) in which to accept the ROFR Offer (and any additional or differing terms as agreed to by the Selling Party and the Seller and/or CCFI) as to the Transferred Interests by giving a written notice of acceptance of the ROFR Offer to the Selling Party (together with a copy thereof to the Company) prior to the expiration of the Initial

Offer Period. If the Seller and/or CCFI fails to so notify the Selling Party prior to the expiration of the Initial Offer Period, then it will be deemed to have declined the ROFR Offer.

(c)                                  If either the Seller and/or CCFI accepts the ROFR Offer, then it will have an unconditional obligation to purchase the Transferred Interests pursuant to the terms contained in the ROFR Notice (and any additional or differing terms as agreed to by the Selling Party and the Seller or CCFI; provided that if the consideration in the ROFR Notice is not cash, the Seller or CCFI shall pay the cash equivalent of the consideration set forth in the ROFR Notice, with the value thereof to be agreed by the Selling Party and the Seller or CCFI. If such agreement is not reached within 10 Business Days of the acceptance of the ROFR Offer the Parties shall agree on a third party appraiser (the fees and expenses of which shall be shared by the Selling Party and the Seller and/or CCFI) which shall determine such value within 20 Business Days of its selection. In such case, the Company’s reasonable out of pocket costs will be shared equally by the Selling Party and the Seller and/or CCFI.

(d)                                 Upon the earlier of (i) full rejection of the ROFR Offer by the Seller and/or CCFI, and (ii) the expiration of the Initial Offer Period without the Seller and/or CCFI electing to purchase the Transferred Interests, there will commence a 90 day period during which the Selling Party will have the right to close the sale to the Third Party Purchaser of all of the Transferred Interests on the same or more favorable (as to the Selling Party) terms and conditions as were set forth in the ROFR Notice and at a price not less than 100% of the ROFR Price. If the Selling Party does not consummate the sale of the Transferred Interests in accordance with the foregoing time limitations, then the Selling Party may not sell its Business Interests (or any portion thereof) without repeating the foregoing procedures of this Section 6.4 to the extent required thereby.

(e)                                  The Seller shall have no right to a ROFR Offer under this Section 6.4 if, within 90 days of Closing, the Buyer and/or Company sell (or cause the sale of) all or substantially all of the assets of the Company or all (but not less than all) of the equity interests issued by the Company (such sale, the “Follow-on Sale”) to a purchaser (such purchaser, the “Transferee”), so long as: (a) the Transferee, and Transferee’s ultimate parent (as applicable), executes and delivers assignment and assumption agreements in the form and substance reasonably satisfactory to Seller, assuming all of the obligations in under each of this Agreement and all agreements executed in connection with this Agreement (including, without limitation, the Loan Documents as such term is defined in the Revolving Credit Agreement) and neither the Buyer nor Company are in breach of this Agreement or any agreement executed in connection with the transactions contemplated hereby, (b) Seller receives 15 days’ notice of the terms and conditions of the Follow-on Sale and (c) Seller consents to the Follow-on Sale, such consent not to be unreasonably withheld or delayed subject to the foregoing, and it is understood that Seller may condition its consent on receipt of appropriate assurances that all matters that would be material to a first lien lender are satisfactorily addressed in connection with the Follow-on Sale, including, without limitation, (i) the priority of its lien in all of the assets of, and equity issued by, the Transferee, (ii) that neither the Buyer, the Company nor the Transferee is insolvent or would become insolvent as a result of the Follow-on Sale, (iii) that the Follow-on Sale does not breach any material agreements of the Company or Buyer and that the Transferee shall assume all agreements where the failure to assume or perform such agreements would give rise to material liability for Seller or any of its Affiliates and (iv) that the operation of the business of the Company may be lawfully conducted by the Transferee, and in cases where the Transferee is not an Affiliate of the Buyer, that such Transferee shall not be required to be consolidated with Seller or any of Seller’s Affiliates for any reports required by federal law.

ARTICLE VII

CONDITIONS TO CLOSING

7.1                               Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)                                 The representations and warranties of the Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date) in each case except to the extent that any failure to be true and correct could not have any material adverse effect on Seller or any of its Affiliates.

(b)                                 The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  The Buyer shall have delivered or caused to be delivered to the Seller the items required by Section 3.3.

(d)                                 None of the Parties shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

7.2                               Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)                                 The representations and warranties of the Seller set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date).

(b)                                 The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The current officers and managers of the Company shall have resigned.

(c)                                  The Seller shall have delivered or caused to be delivered to the Buyer the items required by Section 3.2.

(d)                                 None of the Parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

7.3                               Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1                               Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Buyer and the Seller;

(b)                                 by the Buyer or the Seller, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to February 28, 2016 or such later date, if any, as the Buyer and the Seller agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)                                  by the Buyer or the Seller, upon written notice to the other Party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any Party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under this Agreement;

(d)                                 by the Seller if: (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 7.1(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(d), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Buyer by the Termination Date;

(e)                                  by the Buyer if: (i) the Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Seller or the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 8.1(e), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Company or the Seller by the Termination Date; or

8.2                               Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 by either the Buyer or the Seller, this Agreement will become void and have no effect, without any liability or obligation on the part of the Buyer or the Seller, other than the provisions of Section 8.2 and Article X, which will survive any termination of this Agreement.

ARTICLE IX

REMEDIES

9.1                               Survival. The representations, warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto, each as qualified by the documents and information disclosed to the Buyer prior to the Closing Date) will survive the Closing but only to the extent specified in this Section 9.1.

(a)                                 All covenants and agreements contained in this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms; provided that in the case of any such covenant or agreement made by the Seller, no claim for indemnification on account thereof may be made following the earlier of: (i) the date that is eighteen (18) months after the Closing Date, provided that any claim made during such 18 month period shall survive until resolved; and (ii) the expiration of such covenant or agreement in accordance with its terms.

(b)                                 The representations and warranties contained in this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto, each as qualified by the documents and information disclosed to the Buyer prior to the Closing Date) will survive the Closing Date until the date that is eighteen months after the Closing Date, at which such point such representations and warranties and any claim for indemnification brought by the Buyer or the Seller, as applicable, on account thereof will terminate, except for pending Claims brought prior to the date that is eighteen months after the Closing Date.

9.2                               Indemnification by the Buyer. Subject to the limitations set forth in this Article IX (including the provisions of Section 9.1), from and after the Closing, the Buyer will indemnify and hold harmless the Seller and their respective successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing as a result of: (a) any breach of or inaccuracy in the representations and warranties of the Buyer contained in this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto, or (b) any breach of the covenants or agreements of the Buyer and/or the Company contained in this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto.

9.3                               Indemnification by the Seller. Subject to the limitations set forth in this Article IX (including the provisions of Section 9.1), from and after the Closing, the Buyer and its respective successors and permitted assigns (collectively, the “Buyer Indemnitees”) will be entitled to reimbursement for any and all Losses actually incurred by any of the Buyer Indemnitees following the Closing as a result of: (a) any breach of or inaccuracy in the representations and warranties of the Seller or the Company contained in this Agreement

(including the Exhibits attached hereto and the certificates delivered pursuant hereto, each as qualified by the documents and information disclosed to the Buyer prior to the Closing Date); and (b) any breach of the covenants or agreements of the Seller contained in this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto, each as qualified by the documents and information disclosed).

9.4                               Exclusive Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract, tort, equity or Law, are the indemnification and reimbursement obligations of the Parties set forth in this Article IX and Section 2.3(e) and the Buyer Indemnitees expressly waive any and all other rights and remedies in connection with any Losses relating to this Agreement (including the Exhibits attached hereto and the certificates delivered pursuant hereto, each as qualified by the documents and information disclosed to the Buyer prior to the Closing Date) or the transactions contemplated hereby. The provisions of this Section 9.4 shall not, however, prevent or limit a cause of action under Section 9.7 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.

9.5                               Limitations on Indemnification Payments to the Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 9.2), the right of the Seller Indemnitees to indemnification is limited as follows:

(a)                                 The Seller Indemnitees’ right to indemnification pursuant to Section 9.2 and Section 2.3(e) on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Seller Indemnitees. The Seller Indemnitees shall use commercially reasonable efforts to claim and recover any Losses suffered by the Seller Indemnitees under all such insurance policies and other third party indemnities. The Seller Indemnitees shall remit to the Buyer any such insurance or other third party proceeds that are paid to the Seller Indemnitees with respect to Losses for which the Seller Indemnitees have been previously compensated pursuant to Section 9.2 or Section 2.3(e).

(b)                                 The Seller Indemnitees will not be entitled to indemnification pursuant to Section 9.2 or Section 2.3(e) for lost income, revenues or profits, multiples of earnings, diminution in value, consequential damages, indirect damages, exemplary damages, incidental damages, punitive damages, special damages or any other similar damages.

9.6                               Limitations on Indemnification Payments to the Buyer Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 9.3), the right of the Buyer Indemnitees to indemnification is limited as follows:

(a)                                 The Buyer indemnitees will be entitled to indemnification pursuant to Section 9.3 on account of any Losses arising with respect to the matters described in Section 9.3(a) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Buyer Indemnitees with respect to such matters exceeds $25,000

(b)                                 The Buyer Indemnitees will not be entitled to assert any claims for Losses with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such items or matters exceeds $25,000; provided that the amount in this Section 9.6(b) shall be reduced to $10,000 when the aggregate amount of all Losses suffered by the Buyer Indemnities described in Section 9.6(a) has been reached.

(c)                                  The Buyer Indemnitees will not be entitled to assert any claims for Losses, and the Seller will not be liable for any Losses, pursuant to Section 9.3 or Section 2.3(e) in excess of $1,000,000 in the aggregate.

(d)                                 The Buyer Indemnitees’ right to indemnification pursuant to Section 9.3 or Section 2.3(e) on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Buyer Indemnitees. The Buyer shall use reasonable efforts to claim and recover any Losses suffered by the Buyer Indemnitees under all such insurance policies and other third party indemnities. The Buyer Indemnitees shall remit to the Seller any such insurance or other third party proceeds that are paid to the Buyer Indemnitees with respect to Losses for which the Buyer Indemnitees have been previously compensated pursuant to Section 9.3 or Section 2.3(e).

(e)                                  The Buyer indemnitees’ right to indemnification pursuant to Section 9.32 or Section 2.3(e) on account of any Losses will be reduced by the net present value of any Tax benefit to be realized by the Buyer Indemnitees by reason of such Loss, assuming that the Buyer Indemnitees will claim and realize the largest amount of such Tax benefits in the earliest Tax year allowed by applicable Law.

(f)                                   The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 9.3 or Section 2.3(e) for lost income, revenues or profits, multiples of earnings, diminution in value, consequential damages, indirect damages, exemplary damages, incidental damages, punitive damages, special damages, or any other similar damages.

(g)                                  [Reserved.]

(h)                                 No Buyer Indemnitee shall be entitled to be compensated more than once for the same Loss.

9.7                               Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants or agreements under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate.

9.8                               Subrogation. Upon making any indemnity payment pursuant to Section 9.2, Section 9.3 or Section 2.3(e), as applicable, the Indemnifying Party shall be subrogated to all rights of the indemnitee, as applicable, against any third party in respect of the Losses to which the payment related. The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1                        Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such cost or expense.

10.2                        Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns (including the Transferee), but is not assignable by any Party without the prior written consent of the other Parties; provided that (a) the Seller may assign, without the consent of Buyer or any of Buyer’s Affiliates, its rights under Section 6.4 to any of its Affiliates and (b) the Buyer may without the consent of the Seller assign its rights under this Agreement to an Affiliate that is a direct or indirect wholly-owned subsidiary of the Buyer as long as (i) such Affiliate is formed or organized in the United States, (ii) the Buyer notifies the Seller in writing of such assignment at least five (5) days prior to the Closing Date, and (iii) notwithstanding such assignment, the Buyer remains liable for all of the duties and obligations of the “Buyer” under this Agreement and the documents and certificates delivered pursuant hereto or in connection herewith.

10.3                        Third Party Beneficiaries. Except as set forth in Section 2.3, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.4                        Further Assurances. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

10.5                        Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing and: (a) sent by facsimile transmission; (b) sent by electronic mail; (c) delivered in person; (d) mailed by first class registered or certified mail, postage prepaid; or (e) sent by FedEx or other overnight courier of national reputation, in each case, addressed as follows:

If to the Company (only after the Closing) or the Buyer and will constitute notice to the Assignees or any of them:

7405 SW 134th Street

Miami, Florida 33156

Facsimile No.:

Email:                                               marty@theosmans.com

with a copy (which will not constitute notice) to:

Kevin D. Mercer P.A.

Facsimile No.: 877-656-0643

Email:                                             kmercer@themercerfirm.com

If to the Company (only prior to the Closing) or the Seller:

BUCKEYE CHECK CASHING OF FLORIDA, INC.

Attention: Michael Durbin

Facsimile No.:

Email:                                              mdurbin@ccfi.com

with a copy (which will not constitute notice) to:

Jones Day, 325 John N. McConnell Blvd. Columbus, Ohio 43220

Attention:                           Randall Walters

Facsimile No.: 614-461-4198

Email:                                              rmwalters@jonesday.com

or to such other address with respect to a Party as such Party notifies the other Parties in writing as above provided. Each such notice or communication will be effective: (i) if given by facsimile, then when the successful sending of such facsimile is electronically confirmed; (ii) if given by electronic mail, then when confirmation of successful transmission is received; or (iii) if given by any other means specified in the first sentence of this Section 10.5, then upon delivery or refusal of delivery at the address specified in this Section 10.5.

10.6                        Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

10.7                        Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller and the Buyer. At any time, the Seller or the Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Seller , Seller are making the waiver, or the Buyer, if the Buyer is making the waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.8                        Legal Representation. The Buyer further agrees that, as to all communications between and among all counsel for the Seller, the Company or their respective Affiliates (including Jones Day), the Seller, the Company or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Seller, and may be controlled by the Seller and will not pass to or be claimed by the Buyer or any of its Affiliates (including, following the Closing, the Company). The Privileged Communications are the property of the Seller and, from and after the Closing, none of the Buyer, its Affiliates (including, following the Closing, the Company) or any Person purporting to act on behalf of or through the Buyer or such Affiliates will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Buyer and its and its Affiliates (including, following the Closing, the Company), together with any of their respective successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Seller or any of their respective Affiliates after the Closing. The Privileged Communications may be used by the Seller or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim for indemnification brought by the Buyer. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or any of its Affiliates and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing (with respect to the Company), the Buyer and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided that neither the Buyer nor its Affiliates (including, following the Closing, the Company) may waive such privilege without the prior written consent of the Seller.

10.9                        Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, USA, without regard to its rules of conflict of laws that would require the application of laws other than those of the State of Delaware.

10.10                 Consent to Jurisdiction and Service of Process. The Parties hereby submit to the exclusive jurisdiction of the courts of Franklin County, Ohio or the courts of the United States located in the Southern District of Ohio in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 10.5.

10.11                 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12                 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.13                 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, background paragraphs, Sections, Articles or Exhibits are to the preamble, background paragraphs, Sections, Articles or Exhibits of or to this Agreement; (c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “including” and “or” shall mean without limitation by reason of enumeration; and (g) all references to “$” or dollar amounts are to lawful currency of the United States of America.

10.14                 Information Provided. In no event shall information provided to either Party constitute or be deemed to constitute an admission to any third party concerning such item by the Company or the Seller, or agreement by the Company or the Seller that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any such item. In no event shall any information provided by either Party be construed as or constitute an admission, agreement or acknowledgment by the Company or the Seller that any such disclosure is material to the condition of the Company or the Seller. In addition, matters disclosed in the negotiation and documentation of this transaction are not necessarily limited to matters required by this Agreement to be disclosed. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

10.15                 Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

10.16                 Complete Agreement. This Agreement and the Exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Management Agreement and each transaction contemplated hereby, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the Parties with respect thereto.

10.17                 Post Closing Adjustment of Purchase Price. There shall be a post-closing adjustment to the Purchase Price (such adjustment, the “Post Closing Adjustment”) The Post-Closing Adjustment shall be payable by either (x) Buyer and Company or (y) Seller (as applicable) and shall be determined, without duplication, by adding:

(a)                                 the sum of unpaid liabilities existing on the Closing Date to trade vendors which the Company will be required to pay on the first periodic payment date applicable to such trade vendor relationship occurring after the Closing Date, with each of such liabilities to be reduced pro rata to account for the period of time within the applicable billing period that the Interests were owned by Buyer; plus

(b)                                 the sum of current employee expenses for days worked through the Closing Date to the extent unpaid by Company prior to the Closing Date or Seller (or any of Seller’s Affiliates) after the Closing Date; plus

(c)                                  to the extent lease payments are made in arrears, the sum of all lease payments due and payable on the next scheduled payment date under the applicable lease, with each of such payments to be reduced pro rata to account for the period of time within the applicable lease period that the Interests were owned by Buyer; plus

(d)                                 the sum of all liabilities to counterparties existing on the Closing Date with respect to moneys provided to Company by customers for transfer to such counterparties to the extent such moneys are actually timely paid to such counterparties; minus

(e)                                  the sum of all amounts paid in advance by Seller or any of Seller’s Affiliates to trade vendors, with each of such amounts to be reduced pro rata to account for the portion of time that the Interests were owned by Seller; minus

(f)                                   the sum of all credits due from counterparties to which the Company has forwarded payments on behalf of its customers; minus

(g)                                  to the extent lease payments are made in advance of the Closing Date for rental periods ending after the Closing Date, the sum of all such amounts paid in advance for the rental periods ending after the Closing Date, with each of such payments to be reduced pro rata to account for the period of time that the Interests were owned by Seller.

10.18                 Delivery of Statement. Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Statement”) setting forth its calculation of the Post-Closing Purchase Price Adjustment, which statement shall be accompanied by a certificate of the Chief Financial Officer of Buyer the calculation was made in accordance with GAAP consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year.

10.19                 Negative or Positive Number. The Post-Closing Purchase Price Adjustment may be a negative or positive number If the Post-Closing Adjustment is a negative number, Buyer and Company shall be jointly and severally liable to pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

10.20                 Examination, Review and Payment.

(a)                                 Examination. After receipt of the Statement, Seller shall have 30 days to review the Statement (such 30 day period, the “Review Period”). During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Statement and to such historical financial information relating to the Statement as Seller may reasonably request for the purpose of reviewing the Statement and to prepare a Statement of Objections (defined below.

(b)                                 Objection. On or prior to the last day of the Review Period, Seller may object to the Post-Closing Adjustment reflected on the Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Statement and the Post-Closing Adjustment, as the case may be, reflected in the Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 10 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding on the Parties.

(c)                                  Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted to the Independent Accountants for resolution. Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Statement and the Statement of Objections, respectively.

(d)                                 Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(e)                                  Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Statement and the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(f)                                   Payments of Post-Closing Adjustment. A payment of the Post-Closing Adjustment, together with interest from the Closing Date of payment at a rate of 5% per annum, and to the extent such amount may be payable from the Buyer and/or Company, at the election of Seller, such amount may be paid with a borrowing under the Revolving Credit Agreement, shall (A) be due (x) within five Business Days of acceptance of the applicable Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (e) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

10.21                 Access to Information. (a) From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Seller will, and will cause the Company and its representatives to, (i) afford the Buyer and its representatives reasonable access during normal business hours to the Company’s personnel, properties, facilities offices, contracts, books and records, permits, licenses and other documents and data, (ii) furnish Buyer and its representatives with copies of all such contracts, books and records, permits, licenses and other existing documents and data as Buyer may reasonably request and (iii) furnish Buyer and its representatives with such existing financial, operating and other data and information as Buyer may reasonably request. In consideration of the foregoing, Buyer, the Company and each of the Assignees shall be obligated to pay to Seller within (5) Business Days of the Closing Date or Termination Date the total sum of $75,000 plus any actual and documented out-of-pocket expenses reasonably incurred by Seller in connection with the foregoing. Prior to the Closing, the Seller will, and will cause the Company to, keep the Buyer generally informed as to all material matters involving the operations and businesses of the Company.

(b)  From the Effective Date until the Closing Date, each of Buyer and Seller agrees to cooperate in transitioning the management and operation of the business of Company to the Buyer (as of the Closing Date). Each of Buyer and Seller agrees to use commercially reasonable efforts to quickly transition each aspect of the business (as of the Closing Date), including, but not limited to: point-of-sale and database reporting integration, employee administration (including payroll and benefits), licensing, third-party vendor management, record-keeping and reporting to government agencies, to Company’s own internal organization or to obtain alternate third-party sources to allow the Company to operate its business without the assistance of Seller. Upon the Closing Date, Seller’s obligations under Sections 10.21(a) & (b) shall terminate. Buyer represents and warrants that it has the current ability to develop the expertise to manage and operate the business of the Company.

(c)  From the Closing Date until February 29, 2016, Seller shall make its personnel reasonably available to Buyer to provide information or other reasonably requested assistance with respect to the management and operation of the business of the Company or any Transferee and shall supplement items described in Section 10.21(a)(ii) & (iii) to the extent requested by Buyer during such time. Seller will, in good faith, discharge its obligations under this Section 10.21(c).

10.22                 Confidentiality. All information provided by one party (the “Disclosing Party”) to the other (the “Recipient”) pursuant or related to or included in this Agreement whether pursuant to Section 10.21 or otherwise and regardless of the form or media in which it is disclosed, will be considered to be confidential and proprietary information (“Confidential Information”). The Recipient agrees that: (i) it will hold all such information in confidence; (ii) it will take all reasonable steps to restrict the disclosures of such information within its own organization to those persons who are directly concerned with performance by it hereunder and who have been informed of, and agree to be bound by, the Recipient’s confidentiality obligations hereunder; (iii) it will not disclose such information to any third party without the prior written consent of the Disclosing Party, except to the extent necessary to fulfill its obligations under this Agreement; and (iv) it will not use such information except to fulfill its performance obligations under this Agreement. The confidentiality and restricted-use obligations set forth herein will not apply to information which the Recipient can demonstrate: (A) was known to the Recipient prior to any disclosure by the Disclosing Party as evidenced by written documentation, (B) is or has become public information through no fault of the Recipient, (C) is received by the Recipient from a third party having no confidentiality obligations to the Disclosing Party, or (D) is developed independently by the Recipient without reference to or reliance on the Confidential Information. Notwithstanding the foregoing, no party will be precluded from disclosing Confidential Information to the extent it is required to do so in response to a valid order by a governmental authority, or to the extent it reasonably believes it is required to disclose such Confidential Information by law, or to the extent necessary to establish its rights under this Agreement;

provided that in the event a party believes it is so required to disclose the other party’s Confidential Information, it will promptly provide notice of such request or requirement so that the Disclosing Party may seek an appropriate order or other action as it deems appropriate. Notwithstanding anything to the contrary set forth herein, if the Closing occurs (I) all Confidential Information of the Company (whether or not furnished pursuant to this Agreement) will be deemed the exclusive property of the Buyer, and (II) the Buyer’s obligations contained herein with regard to the Company’s Confidential Information will terminate.

10.22      Assignment to Taso Group LLC. Upon its execution and delivery of a signature page hereto, Taso Group LLC, a Florida limited liability company (“Taso”), shall be a Party hereto (except that the Interests shall, in any event, be transferred to Buckeye Check Cashing of Florida III, LLC) with all the rights, duties and obligations as a “Buyer” hereunder and shall be deemed to have made all the representations and warranties of the Buyer hereunder and shall be deemed to be a “Buyer” and “Borrower” under the Revolving Credit Agreement and each other Loan Document (as defined in the Revolving Credit Agreement). If, and only if: (a) Taso (i) executes and delivers a signature page hereto, (ii) joins the Revolving Credit Agreement and each other Loan Document (as defined in the Revolving Credit Agreement) in the same capacity as the Company immediately prior to the Closing, (iii) immediately after the Closing, the Company (1) ceases to be a Borrower (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement and (2) executes and delivers a guaranty of the Obligations thereunder, such guaranty to remain secured, (iv) immediately before Closing, executes and delivers an agreement to be bound by each of the Material Agreements (as defined in the Revolving Credit Agreement), (b) immediately before Closing, the holders of all of the equity interests in Taso execute and deliver a Pledge Agreement substantially in the form of the Pledge Agreement attached hereto as Exhibit B-2 which grants a first-priority security interest in such equity interests, and (c) immediately before Closing, Taso is (i) a newly-formed entity (validly existing and in good standing in the jurisdiction of its organization (and Taso provides certificates from the applicable Secretary of State to that effect) which has conducted no business nor incurred any obligations (contingent or otherwise) or indebtedness, (ii) has no assets nor has granted any security on any property (then owned or thereafter acquired) and (iii) has the requisite licenses to operate the business conducted by the Company immediately before Closing (and Taso provides copies of such licenses), Buckeye Check Cashing of Florida III, LLC may sell substantially all of its assets to Taso substantially simultaneously with the Closing. In the event that all of the conditions contained herein are satisfied, Seller shall accept Taso as a Transferee under this Agreement pursuant to a sale agreement reasonably acceptable to Seller which acceptance shall not be unreasonably withheld, delayed or denied. . Upon such a sale, then the provisions of Section 7.2 of the Revolving Credit Agreement shall be irrevocably deemed to be amended to prohibit any assignment of the Revolving Credit Agreement by the Borrower thereunder.

[Remainder of Page Intentionally Blank — Signature Page Follows]

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Seller, the Assignees and the Buyer have executed this Agreement or caused this Agreement to be executed as of the Effective Date.

BUCKEYE CHECK CASHING OF FLORIDA, INC.

By:	/s/ [ILLEGIBLE]
Name:
Title:

BUCKEYE CHECK CASHING OF FLORIDA III, LLC

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	Managing Member

CHECK CASHING U.S.A. HOLDINGS, INC.

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	President

ARMANDOS INC.

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	President

CHECK CASHING U.S.A. INC.

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	President

CHECK CASHING U.S.A. INC.

By:	/s/ Ellen Osman
	Name:	Ellen Osman
	Title:	President

FOREMOST INC.

By:	/s/ Daniel Osman
	Name:	Daniel Osman
	Title:	President

TASO GROUP LLC, as Borrower, as assignee of Buckeye Check Cashing of Florida II, LLC

By:	/s/ Merrill Taub
Name:	Merrill Taub
Title:	MGR
Date:	1/28/2016

EXHIBIT A

[RESERVED]

[see attached]

EXHIBIT B-1

SECURITY AGREEMENT

[see attached]

EXHIBIT B-2

PLEDGE AGREEMENT

[see attached]

Schedule I

10920 W. Flagler St

11348 SW 184th St

13752 SW 152 St

9500 NW 27th Ave

1201 SW 8th St

6356 SW 8th ST

795-B West 49th St

90 NW 79th Ave

338 N. Krome Ave

8447 Coral Way

8347 W. Flagler St

13750 SW 84th St

901 NW 17th St

13825 SW 88th St

899 NW 37th Ave

207 11th St

6622 W. Flagler St

2472 W. 60th St

1059 W. Flagler St

865 E.48th St

2905 NW 27th Ave

1717 NW 17th Ave

16650 NW 27th Ave

9130 NW South River Drive

11603 W. Okeechobee Rd

10651 NW 132 St Bay 7

8398 NW 58th St

3001 S. Biscayne Blvd

4662 NW 183rd St

18545 S. Dixie Hwy

3598 NW 27th Ave

6404 NW 186th St

13732 Biscayne Blvd

18367 NW 27th Ave

421 W. Hallandale Beach Blvd

44 N. Miami Ave

1655 N. Federal Hwy

1980 N. University Dr

5445 20th St

138 W.Boynton Beach Blvd

150 W.Indiantown Rd

5910 NW 183rd Street

18300 NW 2nd Avenue

EXHIBIT D

PROCEEDINGS

Florida OFR determined that mischaracterization of certain checks in the new check cashing database had occurred in that “business” checks were being classified as “payroll” checks. Business is working on process improvements.